Exhibit 99.1

FOR IMMEDIATE RELEASE

Eastern Bankshares, Inc. And Cambridge Bancorp Announce Regulatory Approvals Received To Merge

BOSTON, MA, May 28, 2024 – Eastern Bankshares, Inc. (“Eastern”) (NASDAQ Global Select Market: EBC), the stock holding company for Eastern Bank, and Cambridge Bancorp (NASDAQ: CATC) (“Cambridge”), the parent company of Cambridge Trust Company, today jointly announced they have received all necessary regulatory approvals to complete their proposed merger (the “Merger”), which was previously announced on September 19, 2023. The Merger is expected to close on or about July 12, 2024.

“We are thrilled to receive the required regulatory approvals for our merger with Cambridge Trust, and we look forward to completing the integration of our two companies,” said Bob Rivers, Chief Executive Officer and Chair of the Boards of Eastern and Eastern Bank. “This merger will create a $26 billion organization that is positioned as Greater Boston’s leading local bank and the largest bank-owned independent investment advisor in Massachusetts. We are deeply grateful to the incredible teams at both banks for their work in supporting this merger, and their outstanding customer service, collaboration and engagement in the communities where we operate. We look forward to welcoming our newest colleagues to Eastern and continuing to serve the needs of our customers with a comprehensive suite of banking and wealth management services.”

Denis Sheahan, Chairman, President and CEO of Cambridge Trust, said, “This is an exciting time as our two banks come together to offer outstanding capabilities and enhanced opportunities for products and services to our valued customers. Many of the familiar faces that customers have come to know will continue in their roles, and we look forward to introducing all customers to the strengths of the combined organization and continuing to serve our communities.”

On September 19, 2023, Eastern and Cambridge announced they had entered into a definitive agreement to merge. On February 28, 2024, shareholders of Cambridge and Eastern approved all matters in support of the Merger. As noted above, the closing is expected on or about July 12, 2024.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. You can identify these statements from the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “future,” “will,” “look forward to,” “would,” “should,” “could,” or “may” or similar expressions. Forward-looking statements, by their nature, are subject to risks and uncertainties. Factors relating to the proposed merger that could cause or contribute to actual results differing materially from expected results include, but are not limited to, the possibility that revenue or expense synergies or the other expected benefits of the transaction may not materialize for Eastern or the combined companies in the timeframe expected or at all, or may be more costly to achieve; that prior to the completion of the transaction or thereafter, Eastern’s or Cambridge’s businesses may not perform as expected due to transaction-related uncertainty or other factors; that Eastern is unable to successfully implement integration strategies; that closing conditions are not satisfied in a timely manner or at all; that the timing of completion of the proposed merger is dependent on various factors that cannot be predicted with precision at this point; reputational risks and the reaction of the companies’ customers to the transaction; the inability to implement onboarding plans and other consequences associated with mergers; and diversion of management time on merger-related issues.

These forward-looking statements are also subject to the risks and uncertainties applicable to Eastern’s and Century’s businesses generally that are disclosed in Eastern’s and Cambridge’s respective 2023 Annual Reports on Form 10-K, as each may be updated by the applicable company’s Quarterly Reports on Form 10-Q. Eastern’s and Cambridge’s SEC filings are accessible on the SEC’s website at www.sec.gov and on their respective corporate websites at investor.easternbank.com and ir.cambridgetrust.com. These web addresses are included as inactive textual references only. Information on these websites is not part of this document. For any forward-looking statements made in this press release, Eastern and Cambridge claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Except as required by law, each company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if its estimates change, and you should not rely on those statements as representing either company’s views as of any date subsequent to the date hereof.

About Eastern Bankshares, Inc. and Eastern Bank

Eastern Bankshares, Inc. is the stock holding company for Eastern Bank. Founded in 1818, Boston-based Eastern Bank has more than 120 locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island. As of March 31, 2024, Eastern Bank had approximately $21 billion in total assets. Eastern provides a full range of banking and wealth management solutions for consumers and businesses of all sizes, and takes pride in its outspoken advocacy and community support that includes more than $240 million in charitable giving since 1994. An inclusive company, Eastern is comprised of deeply committed professionals who value relationships with their customers, colleagues and communities. For investor information, visit investor.easternbank.com.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 133-year-old Massachusetts chartered commercial bank with approximately $5.37 billion in assets at March 31, 2024, and a total of 22 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.8 billion in client assets under management and administration at March 31, 2024. The Wealth Management group maintains offices in Boston, Massachusetts, Concord, Manchester, and Portsmouth, New Hampshire, and Southport, Connecticut.

Eastern Bankshares, Inc. and Eastern Bank:

Investor contact:

Jill Belliveau

Eastern Bankshares, Inc.

InvestorRelations@easternbank.com

781-598-7920

Media contact:

Andrea Goodman Eastern Bank

a.goodman@easternbank.com

781-598-7847

Cambridge Bancorp

Investor contact:

Joseph P. Sapienza

Joseph.Sapienza@cambridgetrust.com

617-520-5520

Media contact:

Danielle Remis Hackel

Danielle.remis@cambridgetrust.com

617-441-1421

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